Exhibit 99.1

Description of Management Incentive Plan as Administered by the Compensation and
          Management Development Committee of the Board of Directors of
               Varian Medical Systems, Inc. for Fiscal Year 2005

Description of the Management Incentive Plan

      The following paragraphs provide a summary of the principal features of the Management Incentive Plan and its operation. The Management Incentive Plan in its entirety has been set forth and previously filed as Exhibit 10.2 to the Company's Form 10-Q Quarterly Report for the quarter ended April 2, 1999. The following summary is qualified in its entirety by reference to the Management Incentive Plan.

Purpose of the Management Incentive Plan

      The Management Incentive Plan is intended to motivate our key employees to increase stockholder value by (1) linking a portion of their cash compensation to our financial performance, (2) providing rewards for improving financial performance and (3) helping to attract and retain key employees.

Administration of the Management Incentive Plan

      The Management Incentive Plan is administered by the Compensation and Management Development Committee of the Board of Directors. The members of the Compensation and Management Development Committee must qualify as "outside directors" under Section 162(m) for purposes of qualifying the Management Incentive Plan as performance-based compensation under that section. Subject to the terms of the Management Incentive Plan, the Compensation and Management Development Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award. The Compensation and Management Development Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation and Management Development Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under
Section 162(m).

Eligibility to Receive Awards

      Eligibility for the Management Incentive Plan is determined in the discretion of the Compensation and Management Development Committee. In selecting participants for the Management Incentive Plan, the Compensation and Management Development Committee chooses key employees of the Company and its affiliates who are likely to have a significant impact on our performance.

Awards and Performance Goals

      Under the Management Incentive Plan, the Compensation and Management Development Committee establishes (1) the performance goals that must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant's award, depending upon how actual performance compares to the pre-established performance goals. A participant's award will increase or decrease as actual performance increases or decreases.

      The Compensation and Management Development Committee also determines the periods for measuring actual performance (the "performance period"). Performance periods may last as long as three fiscal years.

      The Compensation and Management Development Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation and Management Development Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation and Management Development Committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return.
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      EBIT means the Company's or a business unit's income before reductions for interest and taxes. EBITDA means the Company's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company's or a business unit's income after taxes. Operating cash flow means the Company's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company's or a business unit's EBIT (before incentive compensation), divided by the Company's or such business unit's, as applicable, average net assets. Return on equity means the percentage equal to the Company's net income, divided by average stockholders' equity. Return on sales means the percentage equal to the Company's or a business unit's EBIT (before incentive compensation), divided by the Company's or such business unit's, as applicable, revenue. Revenue means the Company's or a business unit's sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of the Company's common stock.

      For any performance period, no participant may receive an award of more than the lesser of (1) 200% of the participant's annualized salary rate on the last day of the performance period or (2) $2 million. Also, the total of all awards for any performance period cannot exceed 8% of the Company's EBIT before incentive compensation for the most recent completed fiscal year of the Company. Awards that exceed this overall limit will be pro-rated so that the total does not exceed such limit.

Determination and Payment of Actual Awards

      After the end of each performance period, a determination is made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant is determined by applying the formula to the level of actual performance that was achieved. However, the Compensation and Management Development Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the Management Incentive Plan generally are payable in cash or common stock of the Company within 120 days after the performance period during which the award was earned.

Fiscal Year 2005 Performance Goals

      On November 18, 2004, the Compensation and Management Development Committee set the performance goals for fiscal year 2005 to be based upon a percentage EBIT growth formula. For each of Richard M. Levy, Chairman of the Board, President and Chief Executive Officer; Elisha W. Finney, Corporate Vice President and Chief Financial Officer; Tim E. Guertin, Corporate Executive Vice President; Joseph B. Phair, Corporate Vice President Administration, Secretary and General Counsel; and one other executive officer of the Company, his or her performance goal is based 100% on company-wide EBIT performance. For Robert Kluge, Corporate Vice President, his performance goal is based 40% on company-wide EBIT growth performance and 60% on the EBIT growth performance of the X-Ray Products business segment.